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                                                                EXHIBIT 4.6


                       SPECIALTY TELECONSTRUCTORS, INC.
                              12001 HWY 14 NORTH
                         CEDAR CREST, NEW MEXICO 87008

                               FEBRUARY 20, 1997

                             NOTICE OF REDEMPTION
                 OF REDEEMABLE COMMON STOCK PURCHASE WARRANTS

Dear Warrantholder:

     The Warrant Agreement (the "Warrant Agreement") dated effective as of November 4, 1994, between Specialty Teleconstructors, Inc., a Nevada corporation (the "Company"), American Stock Transfer & Trust Company, a New York corporation (the "Warrant Agent") and Thomas James & Associates, Inc., a New York corporation, provides that the Company may, at its option, upon at least 30 days prior written notice, redeem the Company's Redeemable Common Stock Purchase Warrants (the "Warrants") if the closing sales price of the Common Stock as reported by the Pacific Stock Exchange or other national trading market on which the Common Stock may then be listed has equaled or exceeded $9.00 per share for ten (10) consecutive trading days (the "Target Price"). As of the close of trading on February 18, 1997, the price of the Company's Common Stock has exceeded the Target Price, as reported by the Pacific Stock Exchange and Nasdaq, for more than 10 consecutive trading days.

     Pursuant to Section 8 of the Warrant Agreement, notice is hereby given to all registered holders of the Warrants that the Company intends to redeem all the outstanding Warrants at $.05 per Warrant. The Company has set the date for redemption of the Warrants on March 26, 1997 (the "Redemption Date"). All holders have the right to exercise their Warrants until 5:00 p.m. New York City, New York time on the March 25, 1997, the last business day preceding the Redemption Date. INVESTORS SHOULD CAREFULLY REVIEW THE ACCOMPANYING PROSPECTUS RELATING TO THE SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE OF THE WARRANTS BEFORE MAKING ANY INVESTMENT DECISION.

     Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.00 per share of Common Stock (the "Purchase Price"). Warrants may be exercised by surrendering, at the corporate office of American Stock Transfer & Trust Company at 40 Wall Street, New York, New York 10005, the Warrant Certificate evidencing such Warrants together with a subscription in the form set forth on the reverse side of the Warrant Certificate, duly executed, and accompanied by the tender, in U.S. dollars, of either federal funds or a certified check or bank cashier's check, payable to the order of the Warrant Agent for the applicable exercise price for the Warrants.

     As soon as practicable after any Warrants have been so exercised, the Company shall cause to be issued and delivered to the holder, or upon the order of the registered holder of such Warrant, such name or names as may be directed by him, a certificate or certificates for the number of full shares of Common Stock to which he is entitled. All Warrant Certificates so surrendered shall be delivered to and canceled by the Warrant Agent.

     Irrespective of the date of issue and delivery of certificates for any Common Stock issuable upon the exercise of Warrants, each person in whose name any such certificate is issued shall be deemed to have become the holder of record of the shares represented thereby on the date on which the Warrant Certificate surrendered in connection with the subscription therefor was surrendered and payment of the Purchase Price was surrendered.

     Following the Redemption Date, holders of unexercised Warrants may surrender, at the corporate office of the Warrant Agent at 40 Wall Street, New York, New York 10005, the Warrant Certificate evidencing such Warrants together with a subscription in the form set forth on the reverse side of the Warrant Certificate, duly executed. As soon as practicable after surrender of the Warrants by the holder, the Warrant Agent shall forward payment of the redemption price for such Warrants to each said holder by first class or certified mail, postage pre-paid.

                                        Sincerely,

                                        SPECIALTY TELECONSTRUCTORS, INC.

                                        By:   /s/  Michael R. Budagher
                                        ---------------------------------
                                        Michael R. Budagher, Chairman of the
                                        Board, President, Chief Executive
                                        Officer and Treasurer